UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                                   Telik, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   87959M 10 9
                                 (CUSIP Number)

                                 March 11, 2002
             (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87959M 10 9

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                HBM BioVentures AG
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [_]

                                                                    (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

     NUMBER OF                  1,481,607
                         -------------------------------------------------------
      SHARES             6    SHARED VOTING POWER

   BENEFICIALLY                 -0-
                         -------------------------------------------------------
   OWNED BY EACH         7    SOLE DISPOSITIVE POWER

     REPORTING                  1,481,607
                         -------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                     -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,481,607
--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not Applicable.
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.34%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------


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


ITEM 1.       (a)   Name of Issuer:

                    Telik, Inc.

              (b)   Address of Issuer's Principal Executive Offices:

                    759 Gateway Boulevard, South San Francisco, CA 94080

ITEM 2.       (a)   Name of Person Filing:

                    HBM BioVentures AG

               (b)  Address of Principal Business Office or, if none, Residence:

                    The following is the address of the principal business office of the filing person:

                    Zugerstrasse 50
                    6340 Baar
                    Switzerland

              (c)   Citizenship:

                    Switzerland

              (d)   Title of Class of Securities:

                    Common Stock, $.01 par value

              (e)   CUSIP Number:

                    87959M 10 9

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

              Not applicable.

ITEM 4.       Ownership

              (a)   Amount Beneficially Owned: 1,481,607

              (b)   Percent of Class: 5.34%

              (c)   Number of shares as to which the person has:.

                    (i)    Sole power to vote or to direct the vote  1,481,607

                    (ii)   Shared power to vote or to direct the vote    -0-

                    (iii) Sole power to dispose or to direct the disposition 1,481,607

                    (iv)   Shared power to dispose or to direct the disposition
                           -0-


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


ITEM 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

              The shares beneficially owned by the Reporting Person and reported herein are owned directly by International BM Biomedicine Holdings Inc. and indirectly by the Reporting Person pursuant to Rule 13d-3(d)(1)(i).

ITEM 8.       Identification and Classification of Members of the Group

              Not applicable.

ITEM 9.       Notice of Dissolution of Group

              Not applicable.

ITEM 10.      Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 21, 2002

                                                   /s/ Joachim Rudolf
                                               -------------------------------
                                               By:     Joachim Rudolf
                                               Title:  Chief Financial Officer



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